Contact:	David Taylor Chief Financial Officer (336) 335-7668 Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS FOURTH QUARTER AND RECORD ANNUAL 2010 RESULTS

GREENSBORO, NC, February 7, 2011 – Lorillard, Inc.  (NYSE:LO) announced today results for the quarter and year ended December 31, 2010.

Highlights

•	Fourth quarter earnings per diluted share increased 14.5%, versus year ago, to $1.74.

•	Annual earnings per diluted share increased 17.7%, versus year ago, to a record $6.78.

•	Annual net sales reached a record $5.932 billion.

•	Annual domestic wholesale shipments increased 5.3% in 2010 compared to a 3.8% decline in industry domestic wholesale shipments.

•	Total Lorillard retail market share for 2010 reached an all-time high of 12.9%.

•	Annual net income exceeded $1 billion for first time in the Company’s history.

•	Share repurchases totaled $285 million in the quarter and $716 million in 2010.

•	2010 dividends and share repurchases resulted in $1.361 billion cash returned to shareholders.

“Lorillard continued to fire on all cylinders during the fourth quarter leading to record annual results in net sales, net earnings, earnings per share and retail market share.” said Murray S. Kessler, Chairman, President and Chief Executive Officer.  “Based on our current strategic review process, which is well under way, I remain confident in the Company’s future and its ability to deliver a double digit shareholder return over the long-term.”

Fourth Quarter 2010 Results

Net sales increased $108 million to $1.486 billion in the fourth quarter of 2010, compared to $1.378 billion in the fourth quarter of 2009, an increase of 7.8%.  The increase resulted from higher unit sales volume, higher average prices and lower sales promotion costs accounted for as a reduction of sales.  Gross profit was $538 million in the fourth quarter of 2010, or 36.2% of net sales, compared to $481 million, or 34.9% of net sales, in the fourth quarter of 2009.  The increase in gross profit reflects an increase in net sales, partially offset by higher costs related to the State Settlement Agreements and the Federal Assessment for Tobacco Growers and higher Food and Drug Administration user fees.

Total Lorillard wholesale shipment volume for the fourth quarter of 2010 of 9.456 billion units increased 4.5% compared to the fourth quarter of 2009.  Total industry domestic wholesale shipments (which exclude Puerto Rico and U.S. Possessions) decreased an estimated 4.7% for the fourth quarter of 2010 compared to the fourth quarter of 2009.  Lorillard’s domestic wholesale shipments increased 4.6% for the same period.  Newport’s domestic wholesale shipments increased 2.2%, while Maverick’s domestic wholesale shipments increased 25.2% in the fourth quarter of 2010 compared to the fourth quarter of 2009.  The Company launched Newport Non-Menthol in the fourth quarter of 2010, which significantly contributed to the increase in Newport domestic wholesale shipments during the quarter, slightly offset by the effect of trade inventory fluctuations as compared to the fourth quarter of last year.  See attached table for details of Lorillard’s wholesale shipments.

Based on Lorillard’s proprietary retail shipment data, Newport continued to increase its domestic retail market share during the fourth quarter of 2010 by 0.8 share points to 11.2%, an all-time high, from 10.4% in the fourth quarter of 2009.  Newport Non-Menthol accounted for 0.5 share points of this increase.  See attached table for selected retail share data.

Selling, general and administrative costs increased $22 million to $105 million in the fourth quarter of 2010 compared to the fourth quarter of 2009 primarily as a result of higher legal and compensation costs.

Interest expense increased $19 million in the fourth quarter of 2010 compared to the fourth quarter of 2009 and reflects interest on the Senior Notes issued in the second quarter of 2009, net of the effect of interest rate swap agreements, and interest on the Senior Notes issued in the second quarter of 2010.

Lorillard’s effective income tax rate was 36.3 % in the fourth quarter of 2010 compared to 37.9% in the fourth quarter of 2009.

Net income in the fourth quarter of 2010 was $259 million, or $1.74 per share (basic and diluted), compared to $242 million, or $1.52 per share (basic and diluted), in the fourth quarter of 2009.  The 14.5% increase in earnings per diluted share for the fourth quarter includes the benefit of the Company’s share repurchase program which resulted in lower outstanding shares, and contributed $0.11, or 7.2 percentage points, to the increase in earnings per share.

Lorillard’s reported results are impacted by excise taxes which are included in the Company’s cost of sales.  The following table provides additional information regarding the impact of excise taxes on reported results:

	Three Months Ended December 31,		Year Ended December 31,
(Amounts in millions)	2010	2009	2010	2009

Net sales	$1,486	$1,378	$5,932	$5,233
Less excise taxes	(466)	(446)	(1,879)	(1,547)
Net sales excluding excise taxes	1,020	932	4,053	3,686

Cost of sales	948	897	3,809	3,327
Less excise taxes	(466)	(446)	(1,879)	(1,547)
Cost of sales excluding excise taxes	482	451	1,930	1,780

Gross profit	538	481	2,123	1,906
Percentage of net sales excluding excise taxes	52.7%	51.6%	52.4%	51.7%

Selling, general and administrative	105	83	398	365

Operating income	$433	$398	$1,725	$1,541
Percentage of net sales excluding excise taxes	42.5%	42.7%	42.6%	41.8%

2010 Results

Net sales increased $699 million to a record $5.932 billion in 2010, compared to $5.233 billion in 2009, an increase of 13.4%.  $287 million of that increase was the result of the April 2009 increase in federal excise taxes on cigarettes.  Net sales excluding excise taxes in 2010 increased $367 million, or 10.0%, from 2009 as the result of higher net unit sales volume, higher average unit prices and lower sales promotion costs accounted for as a reduction in net sales.

Gross profit was $2.123 billion, or 52.4% of net sales excluding excise taxes in 2010, compared to $1.906 billion, or 51.7% of net sales excluding excise taxes in 2009.  Excise taxes have been excluded from this annual comparison due to the April 1, 2009 increase in the federal excise tax.  The increase in gross profit reflects an increase in net sales, partially offset by higher costs related to the State Settlement Agreements and the Federal Assessment for Tobacco Growers and higher Food and Drug Administration user fees.  See attached tables for wholesale and selected retail share data comparing 2010 and 2009.

During 2010, Lorillard's domestic wholesale unit shipments increased by 5.3% versus an estimated industry decline of 3.8%. Newport's domestic wholesale shipments increased 2.5%, while Maverick's domestic wholesale shipments increased 31.5% in 2010 compared to 2009. See attached table for details of Lorillard’s wholesale shipments.

Selling, general and administrative costs increased $33 million, or 9.0%, in 2010 to $398 million compared to 2009 as a result of higher legal and compensation costs incurred in the current year.

Interest expense increased $67 million in 2010 compared to 2009 and reflects interest on the Senior Notes issued in the second quarter of 2009, net of the effect of interest rate swap agreements, and interest on the Senior Notes issued in the second quarter of 2010.

Lorillard’s effective income tax rate was 37.1 % in 2010 compared to 37.6% in 2009.

Net income in 2010 was $1.029 billion, or $6.78 per share (basic and diluted), compared to $948 million, or $5.76 per share (basic and diluted) in 2009.  These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in 2010 than in 2009 resulting from share repurchase programs.  The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.53 compared to 2009.

Additional News

On November 1, 2010, the Company launched a non-menthol variety of its flagship Newport® brand to markets across the U.S. Newport® Non-Menthol is a premium product with broad competitive appeal that delivers the high quality tobacco taste that adult smokers have grown to expect from Newport.

On November 17, 2010, Lorillard, Inc. announced that its Board of Directors approved a quarterly dividend on its common stock of $1.125 per share.  The dividend was payable on December 13, 2010 to stockholders of record as of December 1, 2010.

As of December 31, 2010, the Company had repurchased approximately 4.5 million shares of its outstanding common stock under the $1.0 billion repurchase program announced on August 20, 2010 at a cost of approximately $376 million.  The maximum dollar value of shares that could yet be repurchased under this program as of December 31, 2010 was approximately $624 million.

On January 5, 2011, the Board of Directors of Lorillard, Inc. announced the election of Dianne Neal Blixt to the Board of Directors to serve as an independent director.  Ms. Blixt was also appointed to the Company’s Audit Committee.

Conference Call

A conference call to discuss the 2010 results of Lorillard, Inc. has been scheduled for 9:00 a.m. EST on Monday, February 7, 2011. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com).  Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international).  The passcode for this event is: 38327446.

An online replay will be available at the Company’s website following the call.  If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (800) 642-1687 (domestic) or (706) 645-9291 (international) and enter passcode: 38327446.  The conference call will be available for replay in its entirety through February 14, 2011.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States.  Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S.  In addition to Newport, the Lorillard product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

	(Unaudited)	(Unaudited)	(Unaudited)
(Amounts in millions, except per share data)

Net sales (a)	$1,486	$1,378	$5,932	$5,233
Cost of sales (a) (b) (c)	948	897	3,809	3,327

Gross profit	538	481	2,123	1,906
Selling, general and administrative	105	83	398	365

Operating income	433	398	1,725	1,541
Investment income	1	1	4	5
Interest expense	(28)	(9)	(94)	(27)

Income before income taxes	406	390	1,635	1,519
Income taxes	147	148	606	571

Net income	$259	$242	$1,029	$948

Earnings per share:
Basic	$1.74	$1.52	$6.78	$5.76
Diluted	$1.74	$1.52	$6.78	$5.76

Weighted average number of shares outstanding:
Basic	148.49	158.72	151.59	164.48
Diluted	148.76	158.89	151.79	164.62

Supplemental information:
(a) Includes excise taxes.	$466	$446	$1,879	$1,547

(b) Includes charges to accrue obligations under the State Settlement Agreements.	300	280	1,212	1,128

(c) Includes charges to accrue obligations under the Federal Assessment for Tobacco Growers.	27	23	111	100

 Lorillard, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets

	December 31, 2010	December 31, 2009
(In millions)	(Unaudited)
Assets:
Cash and cash equivalents	$2,063	$1,384
Accounts receivable, less allowances of $3 and $3	9	9
Other receivables	68	41
Inventories	277	281
Deferred income taxes	503	466
Other current assets	15	-

Total current assets	2,935	2,181

Plant and equipment, net	243	237
Prepaid pension assets	66	60
Deferred income taxes	6	48
Other assets	46	49

Total assets	$3,296	$2,575

Liabilities and Shareholders’ Equity (Deficit):
Accounts and drafts payable	$27	$23
Accrued liabilities	333	318
Settlement costs	1,060	982
Income taxes	6	14

Total current liabilities	1,426	1,337

Long-term debt	1,769	722
Postretirement pension, medical and life insurance benefits	284	300
Other liabilities	42	129

Total liabilities	3,521	2,488

Commitments and Contingent Liabilities

Shareholders’ Equity (Deficit):
Preferred stock, $0.01 par value, authorized 10 million shares	-	-
Common stock:
Authorized – 600 million shares; par value—$0.01 per share
Issued – 174 million and 174 million shares
Outstanding – 147 million and 156 million shares	2	2
Additional paid-in capital	242	234
Earnings retained in the business	1,666	1,282
Accumulated other comprehensive loss	(109)	(121)
Treasury stock at cost, 27 million and 18 million shares	(2,026)	(1,310)
Total shareholders’ equity (deficit)	(225)	87
Total liabilities and shareholders’ equity (deficit)	$3,296	$2,575

Lorillard, Inc. and Subsidiaries
Wholesale Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended December 31,			Year Ended December 31,
(All units in thousands)	2010	2009	% Chg	2010	2009	% Chg

Full Price Brands

Newport	7,851,049	7,680,763	2.2	31,803,651	31,021,252	2.5
Kent	56,928	69,126	-17.6	250,290	295,098	-15.2
True	57,678	69,642	-17.2	253,139	292,386	-13.4
Max	0	4,464	-100.0	11,268	18,882	-40.3

Total Full Price Brands	7,965,655	7,823,995	1.8	32,318,348	31,627,618	2.2

Price/Value Brands

Old Gold	135,060	106,272	27.1	529,536	445,883	18.8
Maverick	1,197,318	956,262	25.2	4,585,062	3,486,204	31.5

Total Price/Value Brands	1,332,378	1,062,534	25.4	5,114,598	3,932,087	30.1

Total Domestic Cigarettes	9,298,033	8,886,529	4.6	37,432,946	35,559,705	5.3

Total Puerto Rico and U.S. Possessions	157,980	160,080	-1.3	674,083	724,860	-7.0

Grand Total	9,456,013	9,046,609	4.5	38,107,029	36,284,565	5.0

Notes:

1.	This information is unaudited and is not adjusted for returns.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

Lorillard, Inc. and Subsidiaries
Selected Domestic Retail Market Share Data (1)

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	Pt Chg	2010	2009	Pt Chg

Total Lorillard	13.2	12.0	1.2	12.9	11.8	1.1
Total Newport	11.2	10.4	0.8	11.0	10.3	0.7
Total Industry Menthol	30.2	29.8	0.4	30.0	29.3	0.7
Newport Menthol Share of Menthol Segment	35.3	34.8	0.5	36.1	35.1	1.0

(1) Unaudited information based on Lorillard’s Proprietary Retail Database (“EXCEL”)